EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Mark Mizicko Tel : 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter 2010 Results

San Francisco, Calif., November 15, 2010 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $34.4 million or $1.26 per diluted share for the third fiscal quarter ended October 30, 2010.  This compares to earnings of $34.8 million or $1.15 per diluted share for the same period of the prior year.  Excluding $3.5 million of transaction-related expenses, earnings per diluted share for the third fiscal quarter was $1.33.

Net sales from retail operations for the fiscal quarter ended October 30, 2010, totaled $276.6 million, a 4% increase from $265.6 million in net sales from retail operations for the third fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the third fiscal quarter decreased 4% versus the same period last year.  Total net sales for the third fiscal quarter were $280.9 million, an increase of 4% compared to total net sales of $269.1 million for the third fiscal quarter last year.  Excluding the impact of transaction-related expenses, operating margins increased to 21.4% of sales versus 21.0% in the third quarter of the prior year.

“We are pleased to continue to report higher operating margins after excluding the impact of transaction-related expenses,” said Matthew McCauley, Chairman and Chief Executive Officer.  “Our strategy of leveraging existing infrastructure across a multi-brand portfolio, coupled with the strong performance of Crazy 8, has served as the catalyst for our continued margin improvement.  Looking ahead, we plan to build on our success with the Crazy 8 brand and expect to roll out an additional 80 stores in 2011.”

Management Presentation

The broadcast of the discussion of third quarter 2010 earnings results will be available to interested parties at 5:00 a.m. PT (8:00 a.m. ET) on Monday, November 15, 2010.  To listen to the broadcast over the Internet, please log on to www.gymboree.com, go to “About Us” at the bottom of the page, go to “Investors & Media,” and then “Conference Calls & Webcasts.”  The call will be available through midnight ET, Monday, November 22, 2010, at 800-642-1687, passcode 54962970, as well as archived on our website at the same location as the live webcast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 30, 2010, the Company operated a total of 1,049 retail stores: 636 Gymboree® stores (595 in the United States, 37 in Canada, 2 in Australia and 2 in Puerto Rico), 148 Gymboree Outlet stores, 122 Janie and Jack® shops and 143 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 672 franchised and Company-operated Gymboree Play & Music® centers in the United States and 33 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended October 30, 2010, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 30, 2010. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 15, 2010.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Net sales:
Retail	$276,585	$265,596	$746,073	$705,836
Play & Music	4,265	3,485	10,351	9,513
Total net sales	280,850	269,081	756,424	715,349
Cost of goods sold, including
buying and occupancy expenses	(142,046)	(131,973)	(390,549)	(375,484)
Gross profit	138,804	137,108	365,875	339,865
Selling, general and administrative expenses	(82,102)	(80,689)	(241,515)	(229,843)
Operating income	56,702	56,419	124,360	110,022
Other income	47	159	179	668
Income before income taxes	56,749	56,578	124,539	110,690
Income tax expense	(22,353)	(21,823)	(48,703)	(41,966)
Net income	$34,396	$34,755	$75,836	$68,724

Net income per share:
Basic	$1.30	$1.20	$2.77	$2.40
Diluted	$1.26	$1.15	$2.68	$2.31

Weighted average shares outstanding:
Basic	26,400	28,952	27,382	28,684
Diluted	27,355	30,093	28,291	29,801

Operating Data:
Stores Open at the Beginning of the Period	1,019	926	953	886
New Stores	30	25	99	65
Closed Stores	-	-	(3)	-
Stores Open at the End of the Period	1,049	951	1,049	951

Gross Store Square Footage	2,097,000	1,866,000	2,097,000	1,866,000
Merchandise Inventories per Square Foot	$82	$77	$82	$77

Supplemental Financial Information:
Depreciation and amortization	$10,169	$9,285	$29,712	$27,463
Interest income, net	$19	$43	$65	$464
Stock-based compensation	$4,013	$4,442	$12,551	$12,793

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 30,	January 30,	October 31,
	2010	2010	2009

Current Assets
Cash and cash equivalents	$176,835	$257,672	$212,107
Accounts receivable	18,777	9,911	14,500
Merchandise inventories	171,191	121,133	144,559
Prepaid expenses and deferred taxes	19,697	19,778	17,431
Total current assets	386,500	408,494	388,597

Property and Equipment, net	218,274	205,461	208,627
Deferred Taxes and Other Assets	21,051	22,175	20,130

Total Assets	$625,825	$636,130	$617,354

Current Liabilities
Accounts payable	$55,775	$46,470	$47,409
Accrued liabilities	70,776	69,295	64,975
Income tax payable	624	5,381	3,559
Total current liabilities	127,175	121,146	115,943

Long Term Liabilities
Lease incentives and other liabilities	80,630	76,231	75,423

Stockholders' Equity	418,020	438,753	425,988

Total Liabilities and Stockholders' Equity	$625,825	$636,130	$617,354